SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 17, 2005

Date of Report
(Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Compensation Committee of the Board of Directors of aQuantive, Inc. (the “Company”) approved retention option grants to three executive officers of the Company, including Brian McAndrews, the Company’s President and Chief Executive Officer; Clark Kokich, President of Avenue A|Razorfish West; and Mike Galgon, the Company’s Chief Strategy Officer. These options were granted based on the significant ongoing contributions that each of these individuals is expected to make to the Company in the future if the Company is successful in retaining them, and in recognition that the large majority of stock options previously granted to these individuals, each of whom has been employed by the Company for more than 5 years, were already fully vested. As described in more detail below, these options vest over a period of 6 years, with the vesting significantly weighted to the later years in order to enhance the retention value of the option. Absent significant changes in factors the Committee may deem to be relevant to its considerations, except as described below, the Committee does not intend to award any additional option grants to the recipients of these retention option grants for the next several years.

On March 17, 2005 the Committee awarded an option to purchase 350,000 shares to each of Messrs. Galgon and Kokich, and on March 18, 2005, the Committee awarded an option to purchase 500,000 shares to Mr. McAndrews. These options have a ten year term and vest over a period of six years (with 5% vesting on the first anniversary of the date of grant, and vesting at the annual rates of 5%, 10%, 15%, 25% and 40%, respectively, over the subsequent 5 years, such vesting to occur in quarterly increments throughout each respective year in this 5 year period). The exercise price of the options is equal to the closing price of the Company’s common stock on the date of grant.

The Committee also approved an agreement to grant, in January 2006, an option to purchase a minimum of an additional 200,000 shares to Mr. McAndrews, which option will vest in the same percentages and on the same dates as the 500,000 share grant described above, and will be granted at the current market price of the Company’s common stock on the date of grant. This agreement is expected to be entered into in March 2005.

All options granted to Mr. McAndrews are subject to certain provisions of his employment agreement with the Company. In relevant part, that agreement provides that in the event Mr. McAndrews employment is terminated without cause or if he terminates his employment for good reason, among other things he is entitled to acceleration of a portion of any unvested stock option equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). In addition, upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2005	AQUANTIVE, INC.
	By:	/s/ Linda A. Schoemaker
	Name:	Linda A. Schoemaker
	Title:	Senior Vice President, General Counsel and Corporate Secretary